Exhibit 10.2

UNITED COMMUNITY FINANCIAL CORP. &

THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO

LONG-TERM INCENTIVE PLAN

Adopted January 21, 2014

The United Community Financial Corp.’s (the “Company”) Long-term Incentive Plan (“LTIP”) provides a long-term incentive compensation opportunity to certain executive officers, whose participation and target award opportunities will be approved by the Compensation Committee of the Board of Directors. Earned awards are contingent upon the actual performance of the Company during a three-year performance period.

Annual Grant and Performance Period:

For the Annual LTIP award, each participant in the LTIP will be granted a target number of Performance Share Units (“PSUs”). Target PSUs will be determined as a percentage of base salary (25% of base salary for Mr. Bevack, and 20% for Messrs. Esson, Garrity, Nohra and Reske), and translated into share units based upon the Company’s average stock price for the 20 trading days prior to the approval of the grant by the Compensation Committee. The Committee shall retain the discretion to adjust the target number of PSUs to each executive.

The performance period for the annual grant for a given year will be from January 1 through December 31 of the third year. For example, the 2014 grant will be from January 1, 2014 through December 31, 2016. Following the end of the performance period, the Compensation Committee will certify performance results relative to goals and determine the earned LTIP award. Any earned award will be paid in unrestricted shares, as soon as practical following certification of results. The shares will be awarded under the Amended and Restated United Community Financial Corp. 2007 Long-Term Incentive Plan, or such other plan as may be adopted by the Board of Directors of the Company and approved by the Company’s shareholders.

Peer Group:

The peer group approved by the Compensation Committee for the annual grant includes the following eighteen (18) organizations:

BankFinancial Corp (BFIN)	Horizon Bancorp. (HBNC)
ESB Financial Corporation (ESBF)	Lakeland Financial Corporation (LKFN)
Farmers National Banc Corp (FMNB)	LCNB Bancorp Inc. (LCNB)
Farmers & Merchants Bancorp (FMAO)	LNB Bancorp Inc. (LNBB)
First Busey (BUSE)	MainSource Financial Group, Inc. (MSFG)
First Defiance Financial Corp. (FDEF)	Mutualfirst Financial Inc. (MFSF)
First Financial Corporation (THFF)	Peoples Bancorp Inc. (PEBO)
First Mid-Illinois Bancshares (FMBH)	QCR Holdings, Inc. (QCRH)
German American Bancorp Inc. (GABC)	TriState Capital Holdings Inc. (TSC)

The Compensation Committee will review the peer group periodically to determine if any changes are necessary or, in the event one or more of the organizations has been acquired or otherwise is no longer in existence, to add additional organizations. In 2013, the Committee approved three (3) alternative organizations that can be added to the peer group.

Performance Measures, Weightings, Goals, and Payout Calibration:

The Compensation Committee has identified three performance measures that are aligned with the Company’s goals for the 2014 grant covering the 2014-16 performance period, and until changed by the Committee, will be used annually for consecutive performance periods (e.g., the 2015-17 period):

•	3-year average ROE will be weighted 33% and be evaluated relative to Peer Group performance;
•	3-year cumulative Net Income will be weighted 33% and be evaluated relative to the Company’s strategic plan goals; and
•	3-year relative Total Shareholder Return (rTSR) will be weighted 34% and be evaluated relative to the Peer Group.

The Annual LTIP Performance-Payout Table below describes the three performance measures, their respective weighting, how performance on each measure will be evaluated (relative to peers or relative to plan) and the goals for threshold performance, target performance and superior performance. Achievement of the target performance goal will result in 100% of target payout for the respective measure, while achievement of the superior performance goal will result in 150% of the target payout for the measure. Payouts for performance between threshold and target, or between target and superior, will be interpolated.

Annual LTIP Performance-Payout Table:

		Evaluated	Performance Goals
Performance Measure	Weight	vs.	Threshold	Target	Superior
3-year Average ROE	33%	Peers	25th %ile	50th %ile	75th %ile
3-year Cumulative Net Income	33%	Strategic Plan	75% of Plan	100% of Plan	125% of Plan
3-year Total Shareholder Return (rTSR)	34%	Peers	25th %ile	50th %ile	75th %ile

Payout for Performance Level (% of Target Opportunity)[1]:			0%	100%	150%

[1]	Note that payouts will be interpolated for performance between discrete points. For example, performance at the 65th percentile of the Peer Group will result in a payout of 130% of target for the measure; performance at the 30th percentile of peers will result in a payout of 20% of target.

Definitions:

•	3-year Average ROE: Return on average equity, averaged over 12 quarters from 1Q14 through 4Q16

•	3-year Cumulative Net Income: Cumulative GAAP Net Income excluding extraordinary items for the performance period;

•	Total Shareholder Return: stock price appreciation, plus reinvested dividends

The Committee maintains flexibility and discretion to adjust measure definitions, if such adjustments ensure a more accurate comparison relative to the peer group and/or more appropriately reflect the goals of the LTIP and the Company’s compensation philosophy.

Example LTIP calculation:

For example, assume a participant has a base salary of $225,000 and a target LTIP opportunity of 20% of salary, or $45,000. Assuming that the 20-day average UCFC stock price is $4.00, the 2014 grant could be 11,250 PSUs.

Assuming the performance results in the table below, the calculated LTI payout at the end of the 2014-16 performance period for this participant would be 11,677 shares.

		Assumed	Implied	Weighted
Performance Measure	Weight	Performance	Payout	Payout
3-year average ROE	33%	40th	60%	19.8%
3-yr Cumulative Net Income ($MM)	33%	100%	100%	33.0%
3-year rTSR	34%	80th	150%	51.0%

Total Payout =	103.8%
Target PSUs =	11,250

Earned Shares =	11,677

Value of Shares @ $4.00 =	$46,708
Value of Shares @ $5.00 =	$58,385

Other Administrative Guidelines:

The Plan provides that a participant in the Plan must be employed with the Company on the date the award is made; otherwise, the participant is not entitled to any award.

The Board maintains discretion to amend, modify, terminate or otherwise adjust the Plan as necessary.